Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Jennifer Ranville
   608-252-8862

  Anchor BanCorp Announces Recapitalization

  Files for “Pre-packaged” Chapter 11 Reorganization
  100% of Necessary Equity Financing Already Committed
  Requisite Creditor Consents Already Obtained

  Filing Does Not Include Anchorbank, fsb, and
  Bank Operations Remain Unaffected

MADISON, Wis., August 13, 2013 -- Anchor BanCorp Wisconsin Inc. (OTC Market:ABCW) (“Anchor BanCorp” or the “Holding Company”) today announced that the Holding Company has entered into definitive stock purchase agreements with institutional and other private investors as part of a $175 million recapitalization of the institution.  No new investor will own in excess of 9.9% of the common equity of the recapitalized Holding Company.

At the same time, in order to facilitate the recapitalization, the Holding Company announced that it has filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of Wisconsin to implement a “pre-packaged” plan of reorganization to restructure the Holding Company and recapitalize its wholly-owned subsidiary, AnchorBank, fsb (“AnchorBank” or the “Bank”).

The plan has already received the consent of the Holding Company creditors necessary for approval of the plan, and has also received the consent of the Holding Company’s sole preferred stockholder, the United States Department of the Treasury.  As described above, Anchor BanCorp has already entered into binding subscriptions for $175 million in new common equity, which represents all the necessary equity financing to implement the plan and emerge as a recapitalized institution.

The Reorganization filing includes only Anchor BanCorp, the holding company for the Bank, allowing the Bank to remain outside of bankruptcy and to continue normal operations.   The Bank operates 55 offices throughout Wisconsin. Operations at the Bank will continue as usual throughout the reorganization process.

“It is important for our customers, employees and the community to know that AnchorBank, which operates separately from the Holding Company, is not a part of the Chapter 11 process.  The Chapter 11 filing includes only the holding company and does not affect AnchorBank, its people, or its services,” said Chris Bauer, AnchorBank President & CEO.  “It will be business as usual at the Bank.  Our customers will continue to work with the same employees, our leadership team remains in place, committed to AnchorBank and its success, and all customer deposits remain safe and insured to the fullest extent possible by the FDIC.  As such, there will be no interruption of AnchorBank services and customer programs, and there will be no changes in employment or leadership within the Bank.”

Pursuant to the plan of reorganization, the Holding Company will discharge its senior secured credit facility with approximately $183 million in outstanding obligations for a cash payment of $49 million.  In addition, the Holding Company’s TARP preferred securities with an aggregate liquidation preference and deferred dividends of approximately $139 million will be cancelled in exchange for new common equity that will represent approximately 3.3% of the pro forma equity of the reorganized Holding Company.  The new equity investors will represent in the aggregate approximately 96.7% of the pro forma equity of the reorganized Holding Company. The shares of common stock of the Holding Company currently outstanding will be cancelled for no consideration pursuant to the plan of reorganization.

Consummation of the foregoing reorganization and recapitalization is subject to certain conditions, including bankruptcy court approval of the plan of reorganization, receipt of all required regulatory approvals and closing of the capital raise, including satisfaction of the conditions contained in the subscription agreements for the new common equity.  As noted above, subscription agreements have already been executed with respect to the entire $175 million common equity raise.  Subject to the foregoing conditions, the reorganization process is expected to be completed within 45-90 days.

Mr. Bauer continued:  “This is an important and necessary step in the transformation and turnaround of the institution.  Upon completion of this transaction, AnchorBank will have capital in excess of levels required by our regulators.  This will position the Bank for a return to profitability and growth.”

The securities to be issued in the recapitalization transaction will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be transferred, sold or otherwise disposed of except while a registration statement relating thereto is in effect under such Act and applicable state securities laws or pursuant to an exemption from registration under such Act or such laws.  This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Anchor BanCorp Wisconsin Inc.

Anchor BanCorp Wisconsin Inc.’s stock is traded in the over-the-counter market under the symbol ABCW. AnchorBank, fsb , the wholly owned subsidiary, has 55 offices. All are located in Wisconsin.

Forward-Looking Statements

This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projections involving anticipated revenues, earnings, liquidity, capital levels, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws.